Exhibit 99.1

FOR IMMEDIATE RELEASE

Tower International Acquires Assets of W Industries

LIVONIA, Mich., Apr. 11, 2011 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered structural metal components and assemblies, today announced that it has acquired substantially all of the assets of W Industries [www.w-industries.net], a Detroit-based supplier of large metal components and assemblies, primarily to defense, aerospace, and industrial customers. W Industries had 2010 revenue of about $65 million and employs approximately 250 colleagues. Terms of the transaction were not disclosed.

“The complementary skills of W Industries and Tower will create a uniquely capable and financially sound supplier,” predicted Tower President and CEO Mark Malcolm. “We’re excited about significant customer growth prospects and the resulting potential opportunities for W’s dedicated and skilled colleagues and suppliers.”

“This bolt-on acquisition fits perfectly with Tower’s stated game plan to expand smartly into the adjacent defense, aerospace, and industrial markets,” said Nick Chabraja, Tower’s Chairman and former Chairman and CEO of General Dynamics. “From my experience, I believe W Industries and Tower have an excellent chance to compete, add value, and grow profitably with a wide range of potential customers and products.”

Malcolm concluded, “Expanding Tower’s core skills into the defense, aerospace, and industrial markets will also strengthen our longer-term capabilities as a global auto supplier, providing increased diversification and additional experience with structural applications of a wide variety of complex material grades, lightweight materials, and highly specialized welding capabilities.”

Forward-Looking Statements and Risk Factors

This press release contains statements which constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the statements about growth prospects, potential opportunities and future profitability. The forward-looking statements can be identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” “target,” and other similar expressions. Forward-looking statements are made as of the date of this press release and are based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance The risk factors previously disclosed by Tower in documents filed by it under the federal securities laws could affect (and in some cases have affected) our actual results and could cause such results to differ materially from the forward-looking statements presented herein.

We do not assume any obligation to update or revise the forward-looking statements contained in this press release.

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerautomotive.com